QWEST
RIDE THE LIGHT

[GRAPHIC LOGO OMITTED]

                     QWEST COMMUNICATIONS REACHES AGREEMENT
                           ON AMENDED CREDIT FACILITY,
                         announces NEW $750 MILLION LOAN


DENVER, September 4, 2002-- Qwest Communications International Inc. (NYSE: Q) today announced it has reached a unanimous agreement with the 29 lenders in its syndicated credit facility, to amend the company's $3.4 billion credit facility. In addition, Qwest has completed a new $750 million term loan at the company's QwestDex, Inc. subsidiary. Both agreements are effective immediately.

"We're very pleased to take these additional steps to strengthen the company's financial position," said Oren Shaffer, Qwest vice chairman and CFO. "Coupled with the pending sale of QwestDex, these actions announced today and the cash flow from our operations should provide us with enough funding for the next several years, and put any liquidity concerns behind us."

Under the amendment, the maturity of the bank facility has been extended from May 2003 to May 2005, and the financial covenants have been relaxed, increasing the maximum debt to consolidated EBITDA ratio from 4.0 at the end of 2002 to 6.0 throughout the term of the agreement. Qwest has pledged the stock of Qwest Corporation as security for the existing facility, and granted secondary liens on the stock and certain assets of QwestDex. Qwest is required to use a portion of the proceeds from the sale of the first phase of QwestDex to pay down this facility to $2 billion. At the time of completion of the second phase of the QwestDex sale, the facility must be paid down to $1.25 billion. As previously announced, the sale of QwestDex is subject to certain closing conditions.

The company's QwestDex subsidiary obtained a $750 million term loan due in 2004. The loan is secured by a lien on the stock and certain assets of QwestDex, and a secondary lien on Qwest Corporation stock. Qwest must pay down this facility by the completion of the second phase of its sale of QwestDex, expected in 2003.

Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Securities, Inc. acted as joint book runners for the amended facility. Banc of America Securities LLC acted as sole lead arranger and sole book runner for the QwestDex term loan.

About Qwest
Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's
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55,000 employees are committed to the "spirit of service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #


This release may contain projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission (the "SEC"), specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts de-lever our balance sheet through asset sales of other transactions; any adverse outcome of the SEC's current inquiries into Qwest's accounting policies, practices and procedures; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; and changes in the outcome of future events from the assumed outcome included by Qwest in its significant accounting policies. The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


    Contacts:         Media Contact:                     Investor Contact:
                      --------------                     -----------------
                      Tyler Gronbach                     Stephanie Comfort
                      303-992-2155                       800-567-7296
                      tyler.gronbach@qwest.com           IR@qwest.com


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